Exhibit 99.1

Teladoc Health Names Laizer Kornwasser as President, Enterprise Growth & Global Markets

PURCHASE, NY, October 24, 2022 -- Teladoc Health (NYSE: TDOC), the global leader in whole-person virtual care, has named Laizer Kornwasser as president, enterprise growth and global markets. In this role, Kornwasser is charged with further unlocking the revenue and profit growth potential of the company’s whole person care strategy across all client channels and product lines, reporting directly to Teladoc Health CEO Jason Gorevic as a member of his executive team.

Kornwasser’s role will take primary responsibility for optimizing company performance across Teladoc Health’s four market channels: US Group Health, International, Hospitals and Health Systems, and BetterHelp. For two decades Kornwasser has led business transformation and been at the forefront of operational excellence for diverse, high growth health care companies.

“Laizer brings to Teladoc Health a wealth of proven experience and knowledge in health care, and we are excited to welcome him to the team,” said Gorevic. “From CareCentrix to Medco, Laizer has accelerated growth and managed mission-driven teams to bring innovative care to global clients and consumers alike. He will help us further capitalize on the cross-market and cross-product client opportunities that are at the core of making whole person care a reality.”

Kornwasser joins Teladoc Health from CareCentrix, where he served as president and chief operating officer, and was responsible for driving operational excellence and business strategy. Prior to that, Kornwasser held leadership roles at health care companies including Medco Health Solutions. He is also a professor at his alma mater, Yeshiva University.

“Teladoc Health is already the global leader in whole person virtual care, and I am excited to help build on that foundation, further growing the commercial business and strengthening our solutions to capitalize on the emerging growth opportunities,” said Kornwasser.

Kornwasser starts his new role effective October 24, 2022.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Media:

Carolyn Edwards

321-795-1952

pr@teladochealth.com